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                                                                EXHIBIT 5(a)-10

                              MANAGEMENT CONTRACT


                 Management Contract executed as of January 1, 1994, between THE SIERRA VARIABLE TRUST, a Massachusetts business trust (the "Trust") on behalf of the GROWTH AND INCOME FUND (the "Fund"), and SIERRA INVESTMENT ADVISORS CORPORATION, a California corporation (the "Manager").

         Witnesseth:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY MANAGER TO THE TRUST.

            (a) Subject always to the control of the Trustees of the Trust, the Manager will, at its expense, furnish continuously an investment program for the Fund, will make investment decisions on behalf of the Fund and will, subject to the provisions of paragraph (c), place all orders for the purchase and sale of its portfolio securities. Subject always to the control of the Trustees of the Fund, the Manager will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust, the By-laws of the Trust and the Fund's stated investment objectives, policies and restrictions as set forth in its Registration Statement on Form N-1A, File No. 33-57732 and will use its best efforts to safeguard and promote the welfare of the Fund and to comply with other policies which the Trustees may from time to time determine.

            (b) The Manager, at its expense, will furnish all necessary office space and equipment, bookkeeping and clerical services (excluding securities accounting and transfer agency services) required for it to perform its duties hereunder and will pay all salaries, fees and expenses of officers and Trustees of the Trust who are affiliated with the Manager.

            (c) In the selection of brokers, dealers, futures commissions merchants or any other sources of portfolio investments for the Fund (hereafter, "brokers or dealers") and





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the placing of orders for the purchaser and sale of portfolio investments for the Fund, the Manager shall seek to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Trust to pay, on behalf of the Fund, a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercised investment discretion. The Trust hereby agrees with the Manager and with any Sub-Adviser selected by the Manager as provided in Section 1(d) that any entity or person associated with the Manager or such Sub-Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

            (d) Subject to the provisions of the Agreement and Declaration of Trust of the Trust and the Investment Company Act of 1940, the Manager, at its expense, may select and contract





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with one or more investment advisers (the "Sub-Adviser") for the Fund to perform some or all of the services for which it is responsible pursuant to paragraph
(a) of this Section 1 (and any related facilities or services for which it is responsible under paragraph (b) of this Section 1). The Manager will compensate any Sub-Adviser of the Fund for its services to the Fund. The Manager may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Advisor unless and until a successor Sub-Adviser is selected.

            (e) The Manager shall not be obligated to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Manager pursuant to this Section other than as provided in Section 3.

2.       OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust.

         The Trust also understands that the Manager now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to one or more other investment companies or series of investment companies, and the Trust has no objection to the Manager so acting, PROVIDED THAT whenever the Fund and one or more other accounts or investment companies advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Trust recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund. In addition, the Trust understands that the persons employed by the Manager to assist the performance of the Manager's duties hereunder will not devote their full time to such services and nothing contained herein





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shall be deemed to limit or restrict the right of the Manager or any affiliate of the Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

3.       COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

         The Trust, on behalf of the Fund, will pay to the Manager as compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, a fee, computed and paid monthly at the annual rate of 0.80% of the value of the Fund's average daily net assets up to $100 million, 0.75% of the value of the Fund's average daily net assets between $100 million and $200 million, 0.70% of the value of the Fund's average daily net assets between $200 million and $400 million, 0.65% of the value of the Fund's average daily net assets between $400 million and $500 million and 0.575% of the value of the Fund's average daily net assets over $500 million. Such average daily net asset value of the Fund shall be determined by taking an average of all of the determinations of such net asset value during such month at the close of business on each business day during such month while this Contract is in effect. Such fee shall be payable for each month within five
(5) business days after the end of such month.

         In the event that expenses of the Fund for any fiscal year (not including any interest, taxes, brokerage, extraordinary expenses or distribution expenses paid by the Fund pursuant to any distribution plan) should exceed the expense limitation on investment company expenses enforced by any statute or regulatory authority of any jurisdiction in which shares of the Trust are qualified for offer and sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof. In the event that the expenses of the Fund exceed any expense limitation which the Manager may, by written notice to the Trust, voluntarily declare to be effective with respect to the Fund, subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall bear the Fund's expenses to the extent required by such expense limitation.

         The Manager shall not be required to reimburse any amount in



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excess of the compensation paid to it pursuant to Section 3.

         If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.       ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

         This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of any Sub-Adviser of the Fund.

5.       EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

         This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

                    (a) Either party hereto may at any time terminate this Contract by not more than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

                    (b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Contract is submitted to the shareholders of the Fund for

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         their approval and such shareholders fail to approve such continuance of this Contract as provided herein, the Manager may continue to serve hereunder in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

         Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

         Termination of this Contract pursuant to this Section 5 shall be without the payment of any penalty.

6.       CERTAIN INFORMATION.

         The Manager shall promptly notify the Trust in writing of the occurrence of any of the following events: (a) the Manager shall fail to be registered as an investment adviser under the Investment Company Act of 1940, as amended from time to time, and under the laws of any jurisdiction in which the Manager is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Manager shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust and (c) there shall be any change in the control of the Manager.

7.       CERTAIN DEFINITIONS.

         For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of the Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of this Contract, the terms "affiliated person", "control", "interested person" and "assignment" shall



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have their respective meanings defined in the Investment Company Act of 1940 and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations thereunder.

8.       NONLIABILITY OF MANAGER.

         The Manager shall exercise its best judgement in rendering its services under this Agreement. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

9.       USE OF NAME.

         The Manager owns the name "Sierra", which may be used by the Trust only with the consent of the Manager. The Manager consents to the use by the Trust of the name "The Sierra Variable Trust" or any other name embodying the name "Sierra", but only on condition and so long as (i) this Agreement shall remain in full force, (ii) the Trust shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it, and (iii) Sierra Investment Advisors Corporation is the Manager of the Trust. No such name shall be used by the Trust at any time or in any place or for any purposes or under any conditions except as in this section provided. The foregoing authorization by the Manager to the Trust to use the name "Sierra" as part of a business or name is not exclusive of the right of the Manager itself to use, or to authorize others to use, the same; the Trust acknowledges and agrees that as between the Manager and the Trust, the Manager has the exclusive right so to use, or authorize others to use, said name, and the Trust agrees to take such action as may reasonably be requested by the Manager to give full effect to the provisions of this section (including, without limitation, consenting to


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such use of said name). Without limiting the generality of the foregoing, the
Trust agrees that, upon (i) any termination of this Agreement by either party,
(ii) the violation of any of its provisions by the Trust or (iii) termination of this Management Contract between Sierra and the Trust, the Trust will, at the request of the Manager made within six months after such termination or violation, use its best efforts to change the name of the Trust so as to eliminate all reference, if any, to the name "Sierra" and will not thereafter transact any business in a name containing the name "Sierra" in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such name, or otherwise use the name "Sierra" or any other reference to the Manager. Such covenants on the part of the Trust shall be binding upon it, its trustees, offices, stockholders, creditors and all other persons claiming under or through it.

10.      LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, THE SIERRA VARIABLE TRUST and SIERRA INVESTMENT ADVISORS CORPORATION have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

                                  THE SIERRA VARIABLE TRUST


                                  By \s\ Keith Pipes
                                    -----------------------------
                                    Name:  Keith Pipes
                                    Title: Director, Executive Vice President
                                           & Secretary

                                  SIERRA INVESTMENT ADVISORS CORPORATION



                                  By \s\ Michael D. Goth
                                    ------------------------------
                                    Name:  Michael D. Goth
                                    Title:  Chief Operating Officer


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